Exhibit 99.1

Contacts:

Raymond Jones	Katie Curnutte

Investor Relations	Public Relations

206-470-7137	press@zillow.com

ir@zillow.com

ZILLOW GROUP ANNOUNCES CLOSING OF 2.00% CONVERTIBLE SENIOR NOTES OFFERING

SEATTLE, Wash., December 12, 2016 - Zillow Group, Inc. (NASDAQ: Z) (NASDAQ: ZG) announced today the closing of its previously announced private offering of 2.00% Convertible Senior Notes due 2021 (the “Convertible Notes”). Zillow Group issued $460 million aggregate principal amount of Convertible Notes (which includes $60 million aggregate principal amount of notes issued pursuant to the initial purchaser’s exercise in full of its over-allotment option). The offering and sale of the Convertible Notes was made through a private placement under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds from the offering were approximately $447.9 million, after deducting fees and estimated expenses payable by Zillow Group. Zillow Group used approximately $36.6 million of the net proceeds from the offering to pay the cost of the capped call transactions entered into in connection with the offering, and approximately $370.2 million of the net proceeds from the offering to repurchase a portion of the outstanding 2.75% Convertible Senior Notes due 2020 of its wholly owned subsidiary, Trulia, LLC (the “Trulia Convertible Notes”), in privately negotiated transactions. Zillow Group intends to use the remainder of the net proceeds for general corporate purposes, which may include the repurchase of additional Trulia Convertible Notes, general and administrative matters and capital expenditures.

The Convertible Notes are general unsecured senior obligations of Zillow Group. The Convertible Notes bear interest at a fixed rate of 2.00% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2017. The Convertible Notes will mature on December 1, 2021, unless earlier repurchased, redeemed, or converted in accordance with their terms.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Convertible Notes and the shares of Zillow Group Class C capital stock, if any, issuable upon conversion of the Convertible Notes have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding Zillow Group’s intended use of net proceeds of the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, the fact that Zillow Group’s management will have broad discretion in the use of the proceeds from the sale of the Convertible Notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, or SEC, and in Zillow Group’s other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

About Zillow Group

Zillow Group (NASDAQ:Z) (NASDAQ:ZG) houses a portfolio of the largest real estate and home-related brands on mobile and the web. The company’s brands focus on all stages of the home lifecycle: renting, buying, selling, financing and home improvement. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with the right local professionals to help. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia®, StreetEasy®, HotPads® and Naked Apartments®. In addition, Zillow Group works with tens of thousands of real estate agents, lenders and rental professionals, helping maximize business opportunities and connect to millions of consumers. The company operates a number of business brands for real estate, rental and mortgage professionals, including Mortech®, dotloop®, Bridge Interactive™ and Retsly®. The company is headquartered in Seattle.

Zillow, Mortech, StreetEasy, Retsly and HotPads are registered trademarks of Zillow, Inc. Trulia is a registered trademark of Trulia, LLC. dotloop is a registered trademark of DotLoop, LLC. Naked Apartments is a registered trademark of Naked Apartments, Inc. Bridge Interactive is a trademark of Bridge Interactive Group, LLC.